Exhibit (h)(3)(nn)

FORM OF

AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT III

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III (the “Amendment”) effective as of [            ], is entered into between Pacific Funds Series Trust (the “Trust”), a Delaware statutory trust, on behalf of the Funds designated in the schedules to the Agreement, and Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to a certain Expense Limitation Agreement III dated December 19, 2011, as amended from time to time (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions.

NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	Section I, Paragraph C, titled “Applicable Expense Limit,” is hereby deleted in its entirety and replaced with the following:

To the extent that the Fund Operating Expenses incurred exceed the Operating Expense Limit, as defined in Section I.B. above, the Adviser shall reimburse each of the applicable Funds for such excess amount (the “Excess Amount”).

2)	Section I, Paragraph D, titled “Method of Computation,” is hereby deleted in its entirety and replaced with the following:

To determine the Adviser’s obligation with respect to the Excess Amount, each day the applicable Funds’ Operating Expenses shall be annualized. If the annualized Fund Operating Expenses of each of the applicable Funds at the end of any month during which this Agreement is in effect exceed the Operating Expense Limit, the Adviser shall remit to applicable Funds an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

3)	Section I, Paragraph E, titled “Year-End Adjustment,” is hereby deleted in its entirety and replaced with the following:

If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the payments remitted by the Adviser to the applicable Fund with respect to the previous fiscal year shall equal the Excess Amount.

AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III

4)	Section I, Paragraph F, titled “Repayment,” is hereby deleted in its entirety and replaced with the following:

Each Fund agrees to repay the Adviser, out of assets belonging to that Fund, any Fund Operating Expenses in excess of the Operating Expense Limit paid, reimbursed or otherwise absorbed by the Adviser, during the term of this Agreement. The Adviser may recoup from each Fund for amounts reimbursed in future periods, not to exceed three years from the date on which the reimbursement took place, provided that the recoupment would be limited to the lesser of: (i) the Operating Expense Limit in effect at the time of the reimbursement, or (ii) the Operating Expense Limit in effect at the time of recoupment.

5)	Section II, titled “Term and Termination of Agreement,” hereby deleted in its entirety and replaced with the following:

The Agreement shall have an initial term through at least the expiration date set forth on the attached schedules. The Adviser may elect to extend beyond the initial term, by amendment to the schedules to this Agreement. This Agreement may be terminated by the Board of the Trust, without payment of any penalty, upon ninety (90) days’ written notice to the Adviser at its principal place of business. The repayment obligations described in Section I.F. of the Agreement shall survive for the period indicated in that Section.

6)	Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto, effective as of the date noted on that schedule.

7)	Except as expressly supplemented, amended or consented to hereby, all of the representations, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue in full force and effect.

8)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

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AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS SERIES TRUST

By:	By:
Name:	Name:

Title:	Title:

PACIFIC LIFE FUND ADVISORS LLC

By:	By:
Name:	Name:

Title:	Title:

AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III

SCHEDULE B

to the PACIFIC FUNDS SERIES TRUST

EXPENSE LIMITATION AGREEMENT III

FOR: PF Fixed Income Funds1 and Pacific Funds Diversified Alternatives

I.	Operating Expense Limits for Class A Shares

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Short Duration Income Pacific Funds Core Income Pacific Funds Strategic Income Pacific Funds Floating Rate Income Pacific Funds High Income	0.10% through July 31, 2018
Pacific Funds Limited Duration High Income	0.07% through July 31, 2018
Pacific Funds Diversified Alternatives	0.40% through July 31, 2017

II.	Operating Expense Limits for Class C Shares

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Short Duration Income Pacific Funds Core Income	0.10% through July 31, 2018
Pacific Funds Strategic Income Pacific Funds Floating Rate Income Pacific Funds High Income	0.05% through July 31, 2018
Pacific Funds Limited Duration High Income	0.02% through July 31, 2018
Pacific Funds Diversified Alternatives	0.40% through July 31, 2017

1 Pacific Funds Core Income, Pacific Funds Floating Rate Income, Pacific Funds High Income, Pacific Funds Short Duration Income, Pacific Funds Strategic Income and Pacific Funds Limited Duration High Income are, together, the “PF Fixed Income Funds.” The expense caps for Class P shares of the PF Fixed Income Funds that are offered as Underlying Funds are stated in Schedule D to this Agreement.

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AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT III

III.	Operating Expense Limits for Advisor Class Shares:

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Short Duration Income Pacific Funds Strategic Income Pacific Funds Floating Rate Income Pacific Funds High Income	0.10% through July 31, 2018
Pacific Funds Core Income	0.05% through July 31, 2018
Pacific Funds Limited Duration High Income	0.07% through July 31, 2018
Pacific Funds Diversified Alternatives	0.40% through July 31, 2017

IV.	Operating Expense Limits for Class I Shares:

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Short Duration Income Pacific Funds High Income	0.10% through July 31, 2018
Pacific Funds Core Income Pacific Funds Strategic Income Pacific Funds Floating Rate Income	0.05% through July 31, 2018
Pacific Funds Limited Duration High Income	0.07% through July 31, 2018

V.	Operating Expense Limits for Class T Shares:

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
Fund	Contractual Rate
Pacific Funds Short Duration Income	0.10% through July 31, 2018

Effective: [April 10, 2017]

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